Exhibit 10.12

AGREEMENT

AGREEMENT (this “Agreement”), dated as of June 30, 2006, by and between Ronald R. Spoehel, a resident of the Commonwealth of Virginia (“Spoehel”), and ICX Technologies, Inc., a Delaware corporation. As used in this Agreement, unless the context indicates otherwise, the term “ICX” shall be deemed to refer to ICX Technologies, Inc. and each and every one of its affiliated entities.

WITNESSETH

WHEREAS, Spoehel presently serves as a member of the Board of Directors and Executive Vice President and Chief Financial Officer of ICX Technologies, Inc. and as a director and officer of certain subsidiaries and affiliates of ICX Technologies, Inc.; and

WHEREAS, Spoehel and ICX Technologies, Inc. are parties to an Executive Employment Agreement dated September 9, 2005, including related option and other agreements referred to therein or entered into pursuant thereto (collectively, the “Executive Agreements”); and

WHEREAS, Spoehel and ICX wish consensually to terminate the Executive Agreements and sever the employment relationship between Spoehel and ICX.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1. Effective Date. This Agreement shall be effective as of June 27, 2006 (the “Effective Date”) subject to (a) its execution by the parties hereto, and (b) it becoming null and void ab initio if Spoehel revokes it during the Revocation Period.

2. Termination of Executive Agreements. As of the Effective Date, the Executive Agreements shall be deemed terminated and shall have no further force or effect. Spoehel and ICX agree that there are no existing defaults by either party under the Executive Agreements and that, as of the Effective Date, each party had fully performed all of its obligations to the other party under the Executive Agreements.

3. Resignation and Termination of Existing Employment Relationship. As of the Effective Date, Spoehel shall be deemed to have resigned from his position as an employee of ICX, from all corporate offices and the Board of Directors of ICX, and from all offices and directorships of ICX’s subsidiaries, joint ventures, and affiliated companies, organizations and entities. Spoehel’s employment by ICX shall be deemed to have terminated for any and all purposes as of 11:59 p.m. on June 27, 2006.

4. Records and Bank Accounts. As soon as practicable (but not later than 30 days) after the Effective Date, ICX shall take such steps as may be necessary to (a) reflect in the corporate records of ICX, its subsidiaries, joint ventures, and affiliated companies, organizations and entities that Spoehel has resigned as an officer and director of ICX and as an officer and director of ICX’s subsidiaries, joint ventures, and affiliated companies, organizations and entities; and (b) remove Spoehel as an authorized signatory on all corporate bank accounts.

5. Severance Payment. ICX will pay Spoehel, by wire transfer as directed by Spoehel, the lump sum of $125,000.00 as a severance benefit within two (2) business days after the expiration of the Revocation Period, provided that Spoehel has not exercised his right to revoke this Agreement, subject to mandatory payroll tax deductions in accordance with Spoehel’s elections.

6. Health and Welfare Benefits. Spoehel may elect (and shall be deemed to have elected) to continue his family health and welfare benefits provided through ICX to the extent permitted by Federal COBRA laws in effect on the Effective Date. For purposes of COBRA compliance, the date on which Spoehel’s health and dental benefits terminate shall be the Effective Date. Any life, accidental death and disability and long-term disability benefits will terminate on the Effective Date.

7. Options. As of the Effective Date, Spoehel has 254,596 vested options to purchase stock of ICX (the “Options”) and no other vested rights or options to purchase stock of ICX. Within two (2) business days after the expiration of the Revocation Period, ICX shall repurchase from Spoehel, the Options for $1 per Option, for a total of $254,596.00, by wiring such sum to an account designated in writing by Spoehel less any applicable mandatory payroll tax deductions in accordance with Spoehel’s elections. Upon payment of such funds, the Options shall be deemed cancelled, null and void, and Spoehel shall no longer have any interest in the Options. Spoehel agrees that, as of the Effective Date, (i) he no longer has any interests, benefits or rights under the ICX 2005 Stock Plan or under any other agreement or plan with respect to stock or options to purchase stock of ICX, (ii) and any all stock option agreements are deemed terminated and superseded by this Agreement with respect to him, and (iii) all of his unvested options to purchase stock of ICX are forfeited.

8. Indemnification and Insurance.

(a) ICX acknowledges that its Certificate of Incorporation and By-Laws and the charters and by-laws of certain of its direct and indirect subsidiaries include provisions designed to provide to former officers and directors indemnification in respect of threatened and commenced actions, suits and proceedings in which an individual is a party or is threatened to be made a party by reason of the fact that he is or was an officer or director of ICX or such subsidiaries. ICX shall, and shall cause such subsidiaries to, continue to provide indemnification to Spoehel under such provisions to the maximum extent permitted by applicable law.

(b) So long as ICX maintains directors’ and officers’ liability insurance coverage, Spoehel shall be covered by such insurance, with respect to his tenure with ICX, on the same terms as other existing and former officers and directors.

9. Statements Concerning Spoehel’s Resignation. Spoehel and ICX agree that, in response to inquiries concerning the reasons for Spoehel’s resignation, the statement attached hereto as Exhibit A shall be used by ICX and its employees, officers and directors.

10. Employment References. Nothing in this Agreement shall prevent either party from stating the fact that Spoehel was employed by ICX, the address of his work location, the dates of his employment, his job titles and job duties, his rate of pay, or that he resigned from his position as an officer of ICX on or about the Effective Date. ICX will provide employment references upon Spoehel’s request on the condition that Spoehel submit a standard ICX employment reference notice and release.

11. Proprietary Information and Business and Personal Property.

(a) Spoehel will not directly or indirectly use or disclose any confidential or proprietary information or trade secrets concerning ICX or its affiliates, businesses, products or employees to any person, provided, however, that such information may by disclosed pursuant to court order or as a result of a valid order, subpoena or discovery request (but prior to any such disclosure Spoehel will provide ICX with written notice of the same sufficiently in advance of the required disclosure date to allow ICX to lodge appropriate objections or make appropriate motions with respect to such disclosure). The immediately preceding sentence shall not apply to information: (i) which has been disclosed to Spoehel or to a third party by a person not under a duty of confidentiality with respect to that information or (ii) which later enters the public domain through no fault or breach of duty by Spoehel.

(b) Spoehel shall have no ownership interest in any records, files, information, documents, or the like that belong to ICX or its affiliates which Spoehel has used, prepared or come into contact with during his employment by ICX, and Spoehel shall not remove written copies thereof from the premises of ICX or any of its affiliates without ICX’s written consent. Within three (3) business days after the Effective Date, Spoehel shall have returned to ICX all ICX property that Spoehel has in his possession.

(c) Spoehel has utilized one or more personal computers in connection with his activities on behalf of ICX. Not later than the Effective Date, Spoehel will delete from all of his personal computers all confidential and all information belonging, or relating, to ICX.

12. No Solicitation, Hiring or Assisting of Employees. For a period of one year after the Effective Date, Spoehel will not, for his own benefit or for the benefit of any person or entity other than ICX, directly or indirectly (a) hire, solicit, recruit, employ, retain or engage any officer, director, executive, individual consultant or employee of ICX, (b) encourage any officer, director, executive, consultant or employee of ICX to terminate his or her employment or consultancy, or (c) assist any officer, director, executive, individual consultant or employee of ICX in searching for or obtaining employment other than with ICX, except for job references given in the ordinary course of business.

13. No Disparaging Statements. Each of ICX and Spoehel agree that, neither shall denigrate, disparage, or criticize the other, or its officers, directors, affiliates, agents and/or employees, provided that this agreement shall not be applicable to any statement required in any legal proceeding or investigation.

14. Confidentiality of Agreement. Except as required by law or as necessary to fulfill the terms of this Agreement or the General Releases incorporated herein, or in connection with a party’s family, business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), the parties shall not disclose the terms or provisions of this Agreement or such General Release to any person or entity (including employees of ICX who do not have a need to know the terms of this Agreement), except as required by law.

15. No Admissions. Nothing contained in this Agreement or the General Releases incorporated herein shall be considered an admission by either party of any wrongdoing under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

16. No Third Party Claims. Each party represents and warrants that no other person or entity has, or to the best knowledge of such party claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits released pursuant to this Agreement; that it or he is the owner of all other claims, demands, causes of action, obligations, damages or suits so released; that it or he has full and complete authority to execute this Agreement; and that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement and the General Releases contemplated hereby.

17. Releases. Spoehel agrees and acknowledges that the consideration received by him for this Agreement and the General Release attached hereto as Exhibit B and incorporated herein (the “Spoehel Release”), and for the execution hereof and thereof, shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which he is providing a release herein and in such General Release. ICX agrees and acknowledges that the consideration received by it for this Agreement and the Limited Release attached hereto as Exhibit C and incorporated herein (the “ICX Release), and for the execution hereof and thereof, shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which it is providing a release herein and in such Limited Release.

18. Expenses. Each party shall pay its own costs incident to the negotiation, preparation, performance, execution, and enforcement of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with this Agreement.

19. No Third Party Beneficiaries. Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

20. Advice of Counsel. The parties acknowledge that they have been advised by competent legal counsel in connection with the execution of this Agreement, that they have read each and every paragraph of this Agreement and that they understand their respective rights and obligations. Spoehel declares that he has completely read this Agreement fully understands its terms and contents, and freely, voluntarily and without coercion enters into this Agreement.

21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations and representations are merged herein or replaced hereby. No amendments or modifications of the terms of this Agreement shall be valid unless made in writing which specifically states that it is intended to amend or modify a provision hereof and is signed by all of the parties hereto.

22. Severability. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. Any such provision and the remainder of this Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof.

23. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (excluding conflict of laws rules and principles) of the State of New York.

24. Releases and Effectiveness. This Agreement and the Spoehel Release which is incorporated herein by reference, have been executed by Spoehel on the dates shown opposite his signatures below, and this Agreement and the Spoehel Release are effective as of the Effective Date. The Agreement and the ICX Release which is incorporated herein by reference, have been executed by ICX on the dates shown opposite its signatures below, and this Agreement and the ICX Release are effective as of the Effective Date.

25. Revocation Period. Once Spoehel signs this Agreement, he shall have 7 days to revoke it. Spoehel may exercise this right of revocation by delivering a written notice of revocation within the 7-day revocation period (the “Revocation Period”) to ICX in accordance with paragraph 26 below. This Agreement, the Spoehel Release and the ICX Release shall become null and void ab initio if Spoehel revokes this Agreement during the Revocation Period.

26. Notices. All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing) and shall be sent by hand delivery, overnight express carrier or facsimile transmission to the parties at the following addresses or such other addresses as the parties may later designate in writing:

To ICX:

ICx Technologies, Inc.

411 West Putnam Avenue

Greenwich, CT 06830

Attn: Hans Kobler

Fax No.: 203-862-7040

And

Attn: Arthur Amron

Fax No.: 203-862-7312

To Spoehel:

Ronald R. Spoehel

1210 Windrock Drive

McLean, VA 22102

Fax No.: 703-442-3806

And

Squire Sanders & Dempsey LLP

8000 Towers Crescent Drive

14th Floor

Vienna, VA 22182-2700

Attn: James J. Maiwurm

Fax No.: 703-720-7801

Each such notice, request or other communication will be effective only when received by the receiving party.

27. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective on the Effective Date.

IN WITNESS WHEREOF, Ronald R. Spoehel and ICX Technologies, Inc. have executed this Agreement.

ICX TECHNOLOGIES, INC.		RONALD R. SPOEHEL

By:	[ILLEGIBLE]	/s/ Ronald R. Spoehel
	Its Duly Authorized Representative	Ronald R. Spoehel

Dated:	June 29, 2006	Dated: June 29, 2006

EXHIBIT A

STATEMENT

Mr. Spoehel decided to resign from ICX in light of the company’s desire to consolidate headquarters activities in the New York area. Mr. Spoehel was reluctant to relocate his young family to the New York area at this time.

EXHIBIT B

GENERAL RELEASE

I, RONALD R. SPOEHEL, on behalf of myself and my heirs, successors, agents, executors, administrators, attorneys and assigns, in consideration of the terms of the Agreement effective as of June 27, 2006 by and between ICX Technologies, Inc. (“ICX”) and myself (the “Agreement”) and the execution of a Limited Release (“Release”) by ICX, with effect as of June 27, 2006 hereby release and forever discharge ICX and any and all of its present, former and future direct and indirect affiliates, subsidiaries, departments, officers, directors, employees, representatives, agents, attorneys, successors and assigns, from any and all claims, rights and causes of action (whether known or unknown, accrued or unaccrued) which I have or may in the future have against them based on facts and circumstances existing on or prior to the date hereof, in law or equity, relating to or arising under: Federal, Virginia, or other state or local law; any employment contract; any employment statute or regulation; any employment discrimination law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974, as amended; any other Federal, state, or local civil rights, pension or labor law; contract law; tort law; and common law, including but not limited to (a) any claim arising out of or relating in any manner to my Executive Employment Agreement with ICX dated as of September 9, 2005; (b) any claim arising out of or relating to any options, whether vested or unvested, to purchase stock of ICX or any claim arising out of or relating to any stock option agreement of or relating to ICX, or (c) any claim for arising out of or relating to my employment with ICX, including any claim for wrongful discharge, constructive discharge, unintentional or intentional torts, or misrepresentation or infliction of emotional distress; provided, however, that

I do not hereby release ICX from any of its obligations under the Agreement or from vested obligations under any ICX benefit plans in which Spoehel participates. For purposes of this Release, ICX shall be deemed to include each and every one of its affiliated entities described in the Agreement.

I further agree not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any Federal, state, or other court, administrative agency or other forum concerning any claims released herein.

Except as required by law or as necessary to fulfill the terms of the Agreement or this Release, or as necessary in connection with personal business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), I agree not to disclose the terms or provisions of this Release to any person or entity (including employees of ICX).

I understand and agree that nothing contained in this Release is to be considered an admission by ICX of any wrongdoing under any Federal, state, or local statute, public policy, tort law, contract law, or common law.

I acknowledge that I have been advised to consult with an attorney prior to executing this Release. I further acknowledge that I have been given a period of at least twenty-one (21) days within which to consider and execute this Release, unless I voluntarily choose to execute this Release before the end of the said twenty-one (21) day period. Once executed, I understand that I have seven (7) days (the “Revocation Period”) following the execution of this Release to revoke it, and that this Release is not effective or enforceable until after the Revocation Period.

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I acknowledge that I have read this Release, that I understand it, and that I am executing it freely and voluntarily. I further understand that once this Release becomes effective (after the seven (7) day Revocation Period), it can only be altered, revoked or rescinded with the express written permission of ICX.

I further acknowledge and agree that, in the event I exercise my revocation rights within the specified seven-day Revocation Period, all rights and obligations under this Release and the Agreement will become null and void.

This Release is executed in connection with, and is subject to terms of, the Agreement.

Date: June 29, 2006	/s/ Ronald R. Spoehel
Ronald R. Spoehel

Subscribed and sworn to before me this 29th day of June 2006.

/s/ Catherine M McCarthy
Notary

My commission expires: 11-30-2008

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ELECTION TO EXECUTE

PRIOR TO EXPIRATION OF

TWENTY-ONE DAY CONSIDERATION PERIOD

I, Ronald R. Spoehel, understand that I have at least twenty-one (21) days within which to consider and execute the above General Release. However, after consulting counsel, I have freely and voluntarily elected to execute the General Release before the twenty-one (21) day period has expired.

Date: June 29, 2006	/s/ Ronald R. Spoehel
Ronald R. Spoehel

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EXHIBIT C

LIMITED RELEASE

ICX Technologies, Inc. (“ICX”), on behalf of ICX and all of its current, former or future affiliated entities, subsidiaries, departments, officers, directors, employees, representatives, agents, attorneys, successors and assigns, in consideration of the terms of the Agreement effective as of June 27, 2006 by and between Ronald R. Spoehel (“Spoehel”) and ICX (the “Agreement”) and the execution of a General Release (“Release”) by Spoehel, and subject to Spoehel’s nonrevocation of such Agreement and Release, with effect as of June 27, 2006, hereby releases and forever discharges Spoehel and his heirs, successors, agents, executors, administrators, attorneys and assigns, from any and all claims, rights and causes of action of which ICX has actual knowledge as of the date of this Limited Release, which claims ICX has or may in the future have against him, based on facts and circumstances existing on or prior to the date hereof, in law or equity, relating to or arising under: Federal, Virginia or other state or local law; any employment or similar contract, any employment statute or regulation, contract law, tort law; and common law, including but not limited to actions for fraud and breach of contract; provided, however, that ICX does not hereby release Spoehel from (a) any of his obligations under the Agreement, or (b) any claims of which ICX does not have actual knowledge as of the date of this Limited Release.

ICX will not sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against Spoehel or the other persons released herein in any Federal, state, or other court, administrative agency or other forum concerning any claims released herein.

Except as required by law or as necessary to fulfill the terms of the Agreement or this Release, or as necessary in connection with ICX’s business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), ICX agrees not to disclose the terms or provisions of this Release to any person or entity (including employees of ICX who do not have a need to know the terms of this Release).

ICX understands and agrees that nothing contained in this Release is to be considered an admission by Spoehel of any wrongdoing under any Federal, state, or local statute, public policy, tort law, contract law, or common law.

ICX acknowledges that this Release can only be altered, revoked or rescinded with the express written permission of Spoehel.

This Release is executed in connection with, and is subject to the terms of, the Agreement.

ICX TECHNOLOGIES, INC.

Date: June 29, 2006	By:	[ILLEGIBLE]
Its Duly Authorized Representative

Subscribed and sworn to before me this 29 day of June 2006.

/s/ Stephanie Walrath
Notary

My commission expires:	STEPHANIE WALRATH NOTARY PUBLIC
MY COMMISSION EXPIRES FEB. 28, 2011

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